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                                                                    EXHIBIT 12.1


XO COMMUNICATIONS
RATIO OF EARNINGS TO FIXED CHARGES
(IN THOUSANDS)


                                       ---------------------------------------------------------------
                                                                  FOR THE YEAR ENDED                     FOR THE SIX MONTHS
                                       ---------------------------------------------------------------          ENDED
                                          1996         1997         1998         1999         2000         JUNE 30, 2001
                                       ---------    ---------    ---------    ---------    -----------  -------------------

EARNINGS:

Net loss applicable to common
shareholders                           $ (71,101)   $(129,004)   $(278,340)   $(558,692)   $(1,101,299)    $  (904,627)

Less interest capitalized during
the period, net                                -       (1,793)      (4,311)      (9,924)       (31,033)        (30,642)

Add equity investment losses               1,100        2,891        3,677        4,385          6,417           2,858

Add fixed charges                         31,348       57,694      152,313      299,671        479,687         278,015
                                       ---------    ---------    ---------    ---------    -----------     -----------

CALCULATED EARNINGS                    $ (38,653)   $ (70,212)   $(128,661)   $(264,560)   $  (646,228)    $  (654,396)

FIXED CHARGES:

Total interest expense including
capitalized interest                   $  30,876    $  56,288    $ 148,876    $ 293,047    $   465,155     $   265,074

Est. of Interest within  Rental exp.         472        1,406        3,437        6,624         14,532          12,941
                                       ---------    ---------    ---------    ---------    -----------     -----------

TOTAL FIXED CHARGES                    $  31,348    $  57,694    $ 152,313    $ 299,671    $   479,687     $   278,015

RATIO OF EARNINGS TO FIXED CHARGES             -            -            -            -

DEFICIENCY                             $ (70,001)   $(127,906)   $(278,974)   $(564,231)   $(1,125,915)    $  (932,411)
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